UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 20, 2014

BIOAMBER INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35905	98-0601045
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1250 Rene Levesque West, Suite 4110 Montreal, Quebec, Canada H3B 4W8	3850 Lane North, Suite 180 Plymouth, Minnesota 55447
(Address of principal executive offices)

Registrant’s telephone number, including area code (514) 844-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 20, 2014, BioAmber Sarnia Inc., a joint venture indirectly owned 70% by BioAmber Inc. and 30% by Mitsui and Co., Ltd. (the “BioAmber Sarnia”), entered into a Loan Agreement (the “Agreement”) with a consortium of lenders including Comerica Bank, as agent, Export Development Canada and Farm Credit Canada (the “Lenders”). The proceeds will be used to fund the construction of the final stages of BioAmber Sarnia’s planned facility in Sarnia, Ontario with an expected capacity of 30,000 metric tons of bio-succinic acid.

Pursuant to the Agreement, the Lenders have agreed to make a senior secured term loan of Canadian $20 million, which will be funded upon meeting certain conditions that are expected to take place in and around December 2014, net of a 2.5% upfront loan fee which is due and payable 30 days after the date of the Agreement. Until drawdown of the $20 million term loan, BioAmber Sarnia will pay a 1% per annum commitment fee on the undrawn amounts. The term loan is repayable in 26 equal, quarterly installments beginning three (3) months after the completion of the commissioning and start-up phase of the Sarnia plant, but at the latest on September 30, 2015. The loan will bear interest at a floating interest rate per annum based on the greater of (i) the Canadian Prime Rate and (ii) the Canadian Dealer Offered Rate plus 1%, in either case plus an interest spread of 5%. There will be an initial interest-only period from draw down of the term loan until the first payment of principal.

The loan obligation is secured by (i) a security interest on all of BioAmber Sarnia’s assets and (ii) a pledge on all shares of BioAmber Sarnia. As additional guarantee to secure the loan, BioAmber Inc. will provide a guarantee in the amount of CAD $14 million and Mitsui & Co., Ltd. will provide a guarantee in the amount of CAD $6 million. BioAmber Sarnia may prepay a portion or all of the loan outstanding from and after the date of the first principal repayment, without penalty.

The Agreement contains certain representations and warranties, affirmative covenants, negative covenants and conditions that are customarily required for similar financings, including in connection with the disbursement of the loan. The Agreement also contains customary events of default (subject, in certain instances, to specified grace periods) including, but not limited to, the failure to make payments of interest or premium, if any, on, or principal under the loan, the failure to comply with certain covenants and agreements specified in the Agreement, the occurrence of a material adverse effect, defaults in respect of certain other indebtedness and agreements, and certain events of insolvency. The financial covenants require BioAmber Sarnia to maintain a minimum debt service ratio of 1.75 on a historical basis, at the end of any and each quarter during the term of the loan. If any event of default occurs, the principal, premium, if any, interest and any other monetary obligations on all the then outstanding amounts under the loan may become due and payable immediately.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOAMBER INC.

Date: June 25, 2014	By:	/s/ Jean-François Huc
Jean-François Huc
President, Chief Executive Officer and Director